Exhibit 2.1

First Amendment to the Agreement and Plan of Merger

This First Amendment dated as of September 17, 2010 (the “Amendment”) to the Agreement and Plan of Merger dated as of February 22, 2010 (the “Agreement), is by and among Naugatuck Valley Financial Corporation., a federally chartered corporation (“NVSL”), Southern Connecticut Bancorp, Inc., a Connecticut corporation (“SSE”), and Naugatuck Valley Financial Corporation, a Maryland corporation (“Newco”).

Introductory Statement

The parties desire to amend the following sections of the Agreement:  (i) Section 2.5(a), to change the value of the Merger Consideration, (ii) Section 2.6(d), to change the Stock Conversion Number, (iii) Section 2.11(a), to change the value of the cash payment with respect to each SSE Option, (iv) Section 5.19, to identify the, and increase the number of, SSE directors to be invited to serve on the boards of directors of Newco and NVSL Bank, (v) Section 7.1(d), to extend the date set forth therein, and (vi) Section 7.2(b), to incorporate the effect of termination of the Agreement pursuant to Section 7.1(c).

Section 8.3 of the Agreement provides, among other things, that any provision of the Agreement may be amended at any time by an agreement in writing between the parties.

In consideration of the premises and of the mutual representations, warranties and covenants contained herein and in the Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Section 2.5(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)
Subject to the provisions of Section 2.6 hereof, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of SSE Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, the right to receive (i) $6.75 in cash, without interest (the “Cash Consideration”), (ii) the number of shares of Newco Common Stock equal to the Exchange Ratio (as defined below) (the “Stock Consideration”), or (iii) a combination of the Cash Consideration and the Stock Consideration.  The Cash Consideration and the Stock Consideration are referred to herein collectively as the “Merger Consideration.”  The “Exchange Ratio” shall equal the result obtained by dividing the Cash Consideration by the Initial Offering Price (as defined in Section 2.13).”

2.           Section 2.6(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(d)
Notwithstanding any other provision contained in this Agreement, 60% of the total number of shares of SSE Common Stock outstanding immediately before the Effective Time (the “Stock Conversion Number”) shall be converted into the Stock Consideration and the remaining outstanding shares of SSE Common Stock (excluding shares of SSE Common Stock to be canceled as provided in Section 2.5(d)) shall be converted into the Cash Consideration.”

3.           Section 2.11(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)
As soon as practicable after the date of this Agreement, SSE’s Board of Directors shall adopt such resolutions or take such other actions as are required to cancel each outstanding option to acquire shares of SSE Common Stock (an “SSE Option”) granted pursuant to the SSE 2001 Stock Option Plan, the SSE 2002 Stock Option Plan and the SSE 2005 Stock Option and Award Plan (collectively, the “SSE Option Plans”) as of the Effective Time, whether or not then vested, in exchange for a cash payment by SSE in an amount equal to the product of (i) the number of shares of SSE Common Stock subject to the SSE Option at the Effective Time and (ii) the amount by which the Cash Consideration exceeds the exercise price per share of the SSE Option, net of any amount which must be withheld to satisfy applicable federal and state income and employment taxes.  If the exercise price per share of a SSE Option equals or exceeds the Cash Consideration, then at the Effective Time such SSE option shall be canceled without any payment made in exchange therefor.  At the Effective Time the SSE Option Plans shall be deemed terminated.”

4.           Section 5.19 of the Agreement is hereby amended and restated in its entirety to read as follows:

“5.19
Directorship.  Provided that Elmer F. Laydon and Alphonse F. Spadaro, Jr. are serving as directors of SSE at the Effective Time, Newco and NVSL Bank shall invite Messrs. Laydon and Spadaro to serve on both the board of directors of Newco (as of the Effective Time) and NVSL Bank (as of the effective time of the Bank Merger).  If Mr. Laydon or Mr. Spadaro does not accept the invitation to serve on the board of directors of both Newco and NVSL Bank, neither Newco nor NVSL Bank is obligated to select and invite another individual.  Newco and NSSL Bank shall take all necessary action, including adopting amendments to their respective bylaws, to permit Messrs. Laydon and Spadaro to serve as directors of Newco for a period of three (3) years from the Effective Time and as directors of NVSL Bank for a period of three (3) years from the effective time of the Bank Merger.”

5.           Section 7.1(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(d)
by either NVSL or SSE, in the event that the Merger is not consummated by March 30, 2011, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement or perform or observe the covenants and agreements of such party set forth herein; or”

6.           Section 7.2(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b)
If this Agreement is terminated by either party pursuant to either (x) Section 7.1(b) because the condition set forth in Section 6.1(g) shall not have been satisfied or (y) Section 7.1(c), then in order to reimburse SSE for its expenses, including the fees and expenses of lawyers, accountants and investment bankers, in connection with the termination of the transactions contemplated by this Agreement:

(i)	in the case of termination under clause (x):

(A)
NVSL Shall pay to SSE a termination fee of $900,000 if the failure to satisfy the condition set forth in Section 6.1(g) results from NVSL MHC’s election not to consummate the Conversion after having received the approval, consent or waiver of each Governmental Entity and satisfied all other conditions precedent required to consummate the Conversion; or

(B)	NVSL shall pay to SSE a termination fee of $350,000 if the failure to satisfy the condition set forth in Section 6.1(g) results from any other reason; and

(ii)	in the case of termination under clause (y), NVSL shall pay to SSE a termination fee of $350,000.

(iii)
Notwithstanding anything to the contrary contained herein, NVSL shall not be obligated to pay a termination fee pursuant to both Section 7.2(b)(i)(B) and Section 7.2(b)(ii) and aggregate termination fees in excess of $900,000 pursuant to this Section 7.2(b).”

7.           Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Agreement.

8.           The other terms and provisions of the Agreement shall not be affected by this Amendment, and the Agreement shall continue in full force and effect as amended hereby.

9.           This Amendment may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

10.           This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Connecticut, without regard to conflicts of laws principles (except to the extent that mandatory provisions of federal law are applicable).

[Signature page follows]

In Witness Whereof, the parties have caused this First Amendment to the Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

Naugatuck Valley Financial Corporation
(a Federal corporation)

By:	/s/ John C. Roman
John C. Roman
President and Chief Executive Officer

Southern Connecticut Bancorp, Inc.

By:	/s/ John H. Howland
John H. Howland
President and Chief Operating Officer

Naugatuck Valley Financial Corporation
(a Maryland corporation)

By:	/s/ John C. Roman
John C. Roman
President and Chief Executive Officer